INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of this 29th day of August 2007 by and between PADCO Advisors, Inc., a Maryland corporation and a federally registered investment adviser ("Advisor"), and Valu-Trac Investment Management Limited, a limited liability company incorporated in England and a federally registered investment adviser ("Sub-Advisor").

WHEREAS, Rydex Series Funds, a Delaware statutory trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Advisor serves as the investment adviser to the International Rotation Fund, a series of the Trust (the "Fund"), pursuant to an Investment Advisory Agreement between Advisor and the Trust (as such agreement may be modified from time to time, the "Advisory Agreement"); and

WHEREAS, Advisor desires to retain Sub-Advisor to furnish investment advisory services to the Advisor in connection with the management of the Fund, upon the terms and conditions hereafter set forth, and the Sub-Advisor is willing to render such investment advisory services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT. Advisor hereby appoints Sub-Advisor to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. SERVICES TO BE PERFORMED. Subject always to the supervision of the Trust's Board of Trustees and Advisor, Sub-Advisor will be responsible for the development and on-going maintenance of the investment management strategy utilized by the Fund as described in the Fund's initial registration statement on Form N-1A as declared effective by the U. S. Securities and Exchange Commission (the "SEC"), consistent with the investment objectives and restrictions of the Fund described therein and as they may subsequently be changed by the Fund's Board of Trustees and publicly described and as Sub-Advisor is notified of such changes. Sub-Advisor will furnish such service by constructing and providing Advisor with a model investment portfolio which shall consist of percentage allocations to country equity markets together with currency hedge allocations, according to Guidelines provided by Advisor ("Model Portfolio").

Sub-Advisor will inform Advisor of the Model Portfolio in a report ("Portfolio Report"). Sub-Advisor will monitor the composition and performance of the Model Portfolio on a continuous basis and will advise Advisor of any changes to the Model Portfolio that Sub-Advisor believes are advisable in light of changes in market conditions or other developments that have occurred since the date of the most recent Portfolio Report. Sub-Advisor will immediately deliver to Advisor an updated/revised Portfolio Report that reflects all changes in the Model Portfolio that are recommended by Sub-Advisor. It is understood and agreed by the parties hereto that Sub-Advisor is only providing the Model Portfolio. Advisor understands and accepts that it will implement the Model Portfolio on a best endeavor's basis. While Advisor intends to implement the Model Portfolio as provided by Sub-Advisor, Sub-Advisor understands that Advisor will review all Model Portfolio recommendations and may deviate from a recommendation if, in the discretion of Advisor, the deviation is necessary to comply with investment policies and/or restrictions and any applicable regulatory requirements. In such circumstances the Advisor will promptly notify the Sub-Advisor of any deviations from the Model Portfolio and the reasons therof.

All Portfolio Reports and updates thereto will be transmitted to Advisor via electronic mail or such other form of communication as the parties mutually agree. Sub-Advisor shall maintain policies and procedures to monitor for signal errors and shall promptly report any such errors to the daily Portfolio Department Contact and the Fund's Chief Compliance Officer ("CCO").

Sub-Advisor shall inform Advisor of any material changes to Sub-Advisor's investment process as it relates to the Fund prior to implementing such material change.

Sub-Advisor shall provide monthly commentary about the performance of the Fund, general market conditions as they relate to the Fund, and securities allocations. To the extent Advisor wishes to use this material in marketing material for the Fund, Sub-Advisor will keep all required data and records to back-up this information, which will be provided to Advisor upon request.

With regard to country-specific public holidays that the Sub-Advisor may observe and the Advisor may not, or vice versa, best efforts will be made to notify the other party and to appropriately plan for and meet the requirements contained herein during such times.

In the performance of its duties, Sub-Advisor will satisfy its fiduciary duties to the Fund and will ensure that the Model Portfolio complies with Guidelines provided by the Advisor and that its recommendations comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time, and the investment objectives, policies and restrictions of the Fund, to the extent Sub-Advisor has been notified of such objectives, policies and restrictions. Advisor will provide Sub-Advisor with current copies of the Fund's Declaration of Trust, By-laws, Registration Statement on Form N-1A and any amendments thereto insofar as such as amendments relate to the Fund, and any written objectives, policies, procedures or limitations not appearing therein as they may be relevant to Sub-Advisor's performance under this Agreement.

Sub-Advisor shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as assets in the Fund. If Sub-Advisor receives a misdirected proxy, it shall promptly forward such misdirected proxy to Advisor. Sub-Advisor agrees to make itself reasonably available to Advisor for consultation regarding particular proxies.

Sub-Advisor further agrees that it:

a) will use the same degree of skill and care in providing such services as it uses in providing services to all fiduciary accounts for which it has investment responsibilities;


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

b) will conform to all applicable laws, Rules and Regulations of the SEC, and any other regulatory entity that oversees the investment advisory activities of Sub-Advisor (together, "Applicable Laws"), in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

c) will report regularly to Advisor and to the Board of Trustees of the Fund and will make appropriate persons available for the purpose of reviewing with representatives of Advisor and the Board of Trustees on a regular basis at reasonable times as agreed by both parties the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Advisor;

d) will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of providing recommendations about the portfolio securities of the Fund, and, if known, will notify Advisor promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a market in which the securities may primarily trade but before the time at which the Fund's securities are priced on a given day) that may materially impact the pricing of one or more securities in the portfolio. In addition, Sub-Advisor will assist Advisor in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected security or securities;

e) will prepare and maintain such books and records required to be maintained pursuant to Rule 204-2 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Rule 31a-3 under the 1940 Act with respect to the Fund, as applicable, and agrees that all records which it maintains for the Fund, on behalf of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained pursuant to Rule 204-2 under the Advisers Act and Rule 31a-3 under the 1940 Act, as applicable. In addition, Sub-Advisor will furnish Advisor and the Fund's Board of Trustees such periodic and special reports as the Board or Advisor may reasonably request;

f) agrees that all proprietary rights relating to the performance resulting from Advisor's implementation of the recommendations inherent in the Model Portfolio are and will remain the property of Advisor. Prior to use, Sub-Advisor further agrees that it shall provide Advisor for its review and written approval copies of all informational materials mentioning the Fund, including, but not limited to, advertisements, brochures and promotional and any other similar materials (the "Informational Materials"), and that such Informational Materials shall conform with, and be disseminated in accordance with, Applicable Laws. Such Informational Materials must also contain disclosure clarifying the relationship between Sub-Advisor and Advisor and disclaiming Advisor's responsibility for any content as provided by Rydex. In addition, Sub-Advisor shall have no right to use the name, trade name, trademarks, service marks, logos or other indicia of identity or origin of Advisor or the Fund or any other affiliate of or investment company managed by Advisor (each, a "Mark") for any commercial purposes, including, without


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

limitation, in or on any advertising or promotional materials, press releases or web sites, without the prior written consent of Advisor, which Advisor may not unreasonably withhold and may withdraw upon five (5) days' notice to
Sub-Advisor. Once Informational Materials have been approved by Advisor, Sub-Advisor may revise subsequent Informational Materials to update performance numbers, holdings information and asset levels without Advisor's prior review and approval. However, a final copy of such factually updated Informational Materials must be provided to Advisor.

Notwithstanding the foregoing, Sub-Advisor may include the name of the Fund and/or the amount of Fund assets under management on any list of clients it publicly distributes. At such time as this Agreement shall no longer be in effect between Advisor and Sub-Advisor, or Advisor is no longer a licensee of a Mark, Sub-Advisor shall (to the extent that, and as soon as, it lawfully can) cease to use the Marks. In no event shall Sub-Advisor use a Mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name "Rydex") if this Agreement is terminated.

g) has adopted and implemented and will maintain, in accordance with Rule 206(4)-7 under the Advisers Act, Sub-Advisor written policies and procedures reasonably designed to prevent violation by Sub-Advisor and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act with respect to its U.S. clients;

h) to the extent that Sub-Advisor's activities or services could affect the Fund, Sub-Advisor has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and Sub-Advisor;

i) shall have and maintain policies and procedures to safeguard and restrict improper access to the Model Portfolio and communications about the Model Portfolio;

j) shall promptly provide to the Fund's CCO the following documents:

      (i) copies of all SEC or other regulatory entity examination correspondence, including correspondence regarding books and records examinations and "sweep" examinations, issued during the term of this Agreement, in which the SEC or other regulatory entity identified any concerns, issues or matters (such correspondence are commonly referred to as "deficiency letters") relating to any aspect of Sub-Advisor's investment advisory business and Sub-Advisor's responses thereto;

      (ii) a report of any material violations of Applicable Laws, Sub-Advisor's compliance program or any "material compliance matters" (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to Sub-Advisor's compliance program;

      (iii) a report of any material changes to the policies and procedures that comprise Sub-Advisor's compliance program;

      (iv) a copy of Sub-Advisor's chief compliance officer's report (or similar document(s) which serve the same purpose) regarding his or her annual review of Sub-Advisor's compliance program, as required by Rule 206(4)-7 under the Advisers Act; and

      (v) an annual (or more frequently as the Fund's CCO may reasonably request) representation regarding the Sub-Advisor's compliance with these sub-paragraphs g) through i) of this Agreement; and

(k) shall provide the Fund's CCO with:

      (i) reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that Sub-Advisor's chief compliance officer relies upon to monitor the effectiveness of the implementation of Sub-Advisor's compliance program and Applicable Laws; and

      (ii) reasonable access, during normal business hours, to Sub-Advisor's facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of Sub-Advisor.

(l) agrees that Advisor and its affiliates shall be exclusively responsible for the marketing and distribution of shares of the Fund in the United States.

3. REPRESENTATIONS OF ADVISOR. Advisor hereby represents that it:

a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

b) is not prohibited by the 1940 Act or the Advisers Act from performing investment advisory services to the Fund;

c) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self regulatory agency, or the applicable licensing requirements for the use of any trademarks necessary to be met in order to perform investment advisory services for the Fund; and

d) will immediately notify Sub-Advisor of the occurrence of any event that would disqualify Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

4. REPRESENTATIONS OF SUB-ADVISOR. Sub-Advisor hereby represents that it:

a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;


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

b) is not prohibited by the 1940 Act, the Advisers Act, or Applicable Laws from performing investment advisory services to the Fund;

c) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform investment advisory services for the Fund;

d) will maintain an insurance policy in the event of any errors or omissions that may occur in the construction or communication of the Model Portfolio to the Advisor; and

e) will immediately notify Advisor of the occurrence of any event that would disqualify Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

5. EXPENSES. During the term of this Agreement, Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, including the compensation and expenses of all its directors, officers and employees.

6. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, Advisor will pay Sub-Advisor, and Sub-Advisor agrees to accept as full compensation therefor, a fee at an annual rate applied to the daily net assets of the Fund in accordance with Schedule A of this Agreement.

The fee will be paid quarterly not later than the fifteenth (15th) business day of the month following the quarter for which services have been provided. In the event of termination of this Agreement, the fee shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current quarter as a percentage of the total number of days in such quarter, and such fee shall be payable on the date of termination of this Agreement with respect to the Fund. For purposes of calculating Sub-Advisor's fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's Prospectus and Statement of Additional Information, as they may be supplemented or updated from time to time.

For the month and quarter in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and quarter, respectively.

7. SERVICES TO OTHERS. Advisor understands, and has advised the Fund's Board of Trustees, that Sub-Advisor now acts, or may in the future act, as an investment adviser to other investment portfolios including investment companies. In addition, Advisor understands, and has advised the Fund's Board of Trustees, that the persons employed by Sub-Advisor to assist in Sub-Advisor's duties under this Agreement will not devote their full such efforts and service to the Fund. It is also agreed that Sub-Advisor may use any supplemental research obtained for the


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

benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

8. LIMITATION OF LIABILITY. Sub-Advisor shall not be liable for, and Advisor will not take any action against Sub-Advisor to hold Sub-Advisor liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of Sub-Advisor's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

Advisor shall not be liable for, and Sub-Advisor will not take any action against Advisor to hold Advisor liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of Advisor's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Advisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which each party may have against the other under any federal securities laws based on negligence and which cannot be modified in advance by contract.

9. TERM; TERMINATION; AMENDMENT. This Agreement shall become effective with respect to the Fund on the date first above written, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and shall remain in full force unless terminated as hereinafter provided. This Agreement shall continue in force for two years and from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, Sub-Advisor may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder, such as pursuant to an interim sub-advisory agreement in accordance with Rule 15(a)(4) under the 1940 Act.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by Advisor on no less than sixty (60) days' written notice to Sub-Advisor. This Agreement may be terminated at any time without the payment of any penalty by Sub-Advisor on no less than sixty (60) days' written notice to Advisor. This Agreement may also be terminated by the Fund with respect to the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund on no less than sixty (60) days' written notice to Sub-Advisor by the Fund.

This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by Advisor, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that Sub-Advisor or any officer or director of Sub-Advisor has taken any action that results in a breach of the representations of Sub-Advisor set forth herein.

The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of Sub-Advisor to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to the effective date of such termination. This Agreement shall automatically terminate in the event the Advisory Agreement between Advisor and the Fund is terminated, assigned, or not renewed.

10. NOTICE. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by prepaid, first-class letter posted to the following addresses, or to such other address as shall be designated in a notice given in accordance with this section, and such notice shall be deemed to have been given at the time of delivery of, if sent by post, five (5) week days after posting by airmail.

If to Advisor:

PADCO Advisors, Inc.
9601 Blackwell Road
Suite 500
Rockville, MD 20850
ATTENTION: President

If to Sub-Advisor:

Valu-Trac Investment Management Limited
Mains of Orton, Fochabers
Moray, Scotland
IV32 7QE
United Kingdom
ATTENTION: Chief Executive Officer

or such address as each such party may designate for the receipt of such notice.

11. LIMITATIONS ON LIABILITY. All parties hereto are expressly put on notice of the Fund's Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Fund, for the enforcement of any claims.


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

12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts between Maryland residents to be entered into and performed entirely within the State of Maryland.


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

IN WITNESS WHEREOF, Advisor and Sub-Advisor have caused this Agreement to be executed as of the day and year first above written.


PADCO ADVISORS, INC.,
a Maryland corporation


By: /s/ Carl Verboncoeur
    ---------------------------
Title: CEO


VALU-TRAC INVESTMENT MANAGEMENT LIMITED, a limited liability company incorporated in England,


By: /s/ Peter Millar
    -----------------
Title: CEO


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

                                   SCHEDULE A

RYDEX SERIES FUNDS

      Rydex International Rotation Fund                          0.35% per annum

      (based on average daily net assets as calculated at the completion of each calendar quarter)


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